Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107903

September 4, 2003

Prospectus Supplement No. 2
To Reoffer Prospectus Dated August 12, 2003
(as previously supplemented by Prospectus Supplement No. 1
dated August 26, 2003)

of

SMARTIRE SYSTEMS INC.

Relating to

2002 Stock Incentive Plan (U.S.)
2002 Stock Incentive Plan (Non-U.S.)

This prospectus supplement supplements our reoffer prospectus dated August 12, 2003, as previously supplemented by prospectus supplement no. 1 dated August 26, 2003, relating to the sale by certain of our stockholders of up to an aggregate of 100,000 shares of our common stock which may be issued pursuant to our 2002 Stock Incentive Plan (U.S.) and up to an aggregate of 900,000 shares of our common stock which may be issued pursuant to our 2002 Stock Incentive Plan (Non-U.S.). You should read this supplement in conjunction with the prospectus and prospectus supplement no. 1. This supplement is qualified by reference to the prospectus and prospectus supplement no. 1, except to the extent the information in this supplement supersedes the information contained in the prospectus and prospectus supplement no. 1.

SELLING STOCKHOLDERS

Footnote (13) to the selling stockholders' table included on prospectus supplement no. 1 erroneously indicated that John Taylor-Wilson is one of our directors when in fact he serves our company only as our Vice President Sales and Marketing.

The following supersedes footnote (13) to the table of selling stockholders:

(13) Mr. Taylor Wilson joined our company as Vice President Sales and Marketing on August 11, 2003.